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                                                                     EXHIBIT 5.1










                              February 27, 1998


ViaGrafix Corporation
One American Way
Pryor, Oklahoma 74361

        Re:     Registration Statement No. 333-42633


Ladies and Gentlemen:

        We have acted as counsel for ViaGrafix Corporation, an Oklahoma corporation (the "Company"), in connection with the various legal matters relating to the filing of a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, and the sale of up to 2,530,000 shares of the common stock, $.01 par value per share (the "Common Stock"), consisting of up to 1,750,000 shares to be sold by the Company (the "Company Shares") and up to 780,000 shares to be sold by certain of the shareholders of the Company (the "Selling Shareholder Shares"), including those shares subject to an option to purchase granted to the several underwriters to cover over-allotments.

        We have examined such documents, records and matters of law as we have considered relevant. Based upon such examination, it is our opinion that:

        The Selling Shareholder Shares are, and the Company Shares will be, upon issuance, legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

                                       Very truly yours,


                                       /s/ John B. Johnson, Jr.

                                       John B. Johnson, Jr.
                                       For the Firm

JBJ/KED/dw